Exhibit 10k                                Cash Bonus Plan for Anthony M. Aspin

On June 4, 2008, the Board of Directors of The L.S. Starrett Company (the "Company"), upon the recommendation of the Compensation Committee of the Board of Directors, voted to adopt a new cash bonus plan for Anthony M. Aspin, executive officer and Vice President Sales of the Company.  The new cash bonus plan is effective for the fiscal year ending June 28, 2008.  The new plan bases awards on sales and income before tax as a percentage of net sales and replaces the previous cash bonus plan.  The Board of Directors administers the new plan.

Awards under the new plan will be paid once per year following the release of the Company's audited financial statements.  The new plan consists of two components: sales and income before tax (“IBT”)  Mr. Aspin's cash bonus is based on the combination of the sales bonus component and the IBT bonus component of the new plan. The performance minimum for the sales component is 80% of the sales target, and opportunity for increased sales bonus is earned over the minimum.  Mr. Aspin under his IBT bonus component earns 10% of his base salary once the minimum 4% of IBT is achieved by the Company, Mr. Aspin’s IBT bonus increases by 2% of his base salary for each 1% of IBT over the 4% minimum.  There is no cap on this plan.